Exhibit 99.1

Aura FAT Projects Acquisition Corp Announces Expiration of Business Combination Agreement with Allrites

Singapore, September 9, 2025 — Aura FAT Projects Acquisition Corp (“AFAR”) today announced the expiration and termination of its previously announced business combination agreement with Allrites Holdings Pte. Ltd. (“Allrites”).

The decision follows a comprehensive evaluation of prevailing market conditions and strategic priorities.

Background

AFAR and Allrites entered into a definitive business combination agreement on May 2023, under which Allrites was expected to become a publicly listed company. The transaction aimed to bring public capital to support Allrites’ global content licensing platform. A related registration statement on Form F-4 was filed with the U.S. Securities and Exchange Commission on June 2023.

In July 2024, AFAR’s shareholders approved key corporate actions, including a re-chartering and a revised extension framework that allowed for up to twelve one-month deadline extensions to complete a business combination. This extended the outside date for the transaction to July 18, 2025.

In light of these structural changes, AFAR and Allrites executed an Amended Business Combination Agreement on January 14, 2025. The amendment included:

●	An extension of the end date to July 18, 2025;

●	Adjusted earnout terms tied to future revenue milestones;

●	Removal of NASDAQ listing representations;

The termination of the business combination agreement supersedes all prior terms, including the amended structure disclosed in the Form 8-K filed on January 21, 2025.

About Aura FAT Projects Acquisition Corp

Aura FAT Projects Acquisition Corp is a special purpose acquisition company (SPAC) incorporated in the Cayman Islands for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization, or similar business combination. AFAR focused on technology-driven, high-growth companies across the Asia-Pacific region, targeting sectors such as Web3, fintech, health-tech, ed-tech, and food and agriculture technology. The company raised $115 million in gross proceeds from its Nasdaq IPO in April 2022.

About Allrites Holdings Pte. Ltd.

Allrites is a Singapore-based global B2B content marketplace and rights management platform enabling content owners and buyers to seamlessly discover, license, and distribute premium film and TV content. With a proprietary, tech-enabled licensing engine, Allrites empowers content monetization for creators and simplifies discovery for buyers across broadcasters, OTT platforms, airlines, and other media networks in over 100 countries. The company is driven by a mission to democratize global access to quality storytelling.